Exhibit 10.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (together with together with all Appendices, Exhibits and Schedules attached hereto, entered into by the Parties, the “Agreement”) is made and entered into on the date of last signature (the “Effective Date”) by and between AKEBIA THERAPEUTICS, INC., a Delaware corporation with an office at 245 First Street, Suite 1100, Cambridge, MA 02142 (“Akebia”) and ESTEVE QUÍMICA, S.A., a corporation organized under the laws of Spain, with an office at Torre ESTEVE – Pg. Zona Franca, 109, 08038 Barcelona, SPAIN, (“EQ”).

WHEREAS, pursuant to this Agreement, and subject to the terms and conditions and for the consideration described herein, EQ shall manufacture and supply Product for Akebia’s commercial purposes (that is to say, for the purposes of commercial manufacturing of drug product) and Akebia shall pay EQ for such Product as described herein.

NOW THEREFORE, the Parties hereby agree:

1.	Agreement Definitions. When used in this Agreement the following terms and expressions will have the following meaning:

Affiliate means, with respect to either Akebia or EQ, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Akebia or EQ, as applicable. As used in this definition, “control” means (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction); and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity.

Agreement means this Supply Agreement, together with all Appendixes and Schedules attached hereto, as amended from time to time by the Parties.

Akebia Equipment means any Equipment that, to the extent agreed by the Parties, is provided by Akebia or its designees for the purposes of the Manufacture of Product.

Akebia Improvements means any Technology and discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights (whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice during the provision of the Services, (i) by Akebia; or (ii) by EQ or both Parties jointly, solely to the extent specific to any Akebia Materials, Manufacture Materials or Product.

Akebia Materials means any materials provided by Akebia or its designees to EQ, for the purposes of providing the Services. Akebia Materials shall be provided free of cost or charge to EQ.

Akebia Technology means any Technology of Akebia (i) existing prior to the Effective Date, or (ii) developed or obtained by or on behalf of Akebia independent of this Agreement and without reliance upon the Confidential Information of EQ. For clarification, Akebia Technology includes the Technology developed by EQ for or on behalf of Akebia pursuant to the Master Services Agreement by and between the Parties dated as of July 15, 2015 (hereinafter “Master Services Agreement”) or any Statement of Work (as such term in defined in the referred Master Services Agreement) entered into by the Parties thereunder.

Applicable Law means any laws, rules, regulations, guidelines, or requirements of any Authorities that may be in effect from time to time and that may be applicable to any of the activities performed by any of the Parties pursuant to this Agreement (for clarification, when the term Applicable Law is used to define the legal framework applicable to a Party’s activities under this Agreement such term shall mean any laws, rules, regulations, guidelines, or requirements applicable in the country where such Party’s activities are performed). Notwithstanding the foregoing, international laws and regulations that apply respectively to each other’s activities shall be observed under this Agreement.

Authority means any supra-national, federal, national, regional, state, provincial, or local authority responsible for granting approvals relating to the performance of Services under this Agreement or for issuing any Applicable Law or for exercising authority with respect to the Manufacture of any Product in the country where such Manufacture is performed.

Batch means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, in compliance with the Specifications, and produced during the same cycle of Manufacture as defined by the applicable Batch Record.

Batch Documentation means, for each Batch, the Certificate of Compliance and the Certificate of Analysis.

Batch Records means the set of detailed processing instructions which EQ follows or has followed to Manufacture each Batch of Product.

Business Day means any calendar day in which the banks in both Cambridge, Massachusetts (USA) and Barcelona, Spain are open for business.

Business Records means all records, including reports, accounts, costs of procuring raw materials, notes and data of all information and results obtained from performance of Services.

Certificate of Analysis means a document signed by an authorized representative of EQ, describing testing methods applied to Product and the results of testing.

Certificate of Compliance means a document signed by an authorized representative of EQ, certifying that a particular Batch was Manufactured in accordance with cGMP, Applicable Laws and the Specifications.

Certificate of Lot Disposition a document approved by Akebia’s quality assurance department, that assigns disposition status to each Batch of Product.

cGMP means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Authority and which may be in effect from time to time and applicable to the Services.

EQ Improvements means any Technology and discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights (whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice, by or on behalf of EQ, in connection with the performance of Services under this Agreement, that have general applications and are not specific to any Akebia Materials, Manufacture Materials or Product, or are otherwise distinct from Akebia Improvements and Akebia Technology.

EQ Technology means any Technology of EQ (a) existing prior to the Effective Date; or (b) developed or obtained by or on behalf of EQ independent of this Agreement and without reliance upon the Confidential Information of Akebia.

Equipment means any equipment or machinery, including Akebia Equipment, used by EQ at the Facilities in the Manufacturing of Product for Akebia.

Facility means the premise or premises of the manufacturing plant in [**], owned and used by EQ, where EQ carries out the Manufacturing of the Product for Akebia and the premise or premises of the manufacturing plant of [**] where such Affiliate of EQ shall manufacture certain [**] to be used by EQ in the Manufacture of the Product.

Force Majeure means an event caused by facts or circumstances which a Party could not foresee or which, if foreseeable, they could not avoid using commercially reasonable efforts.

Gross Negligence means a conscious, voluntary act or omission in reckless disregard of a legal duty and of the consequences to another party.

Manufacture and Manufacturing means any steps, processes and activities necessary to produce Product including the manufacturing, processing, packaging, labeling, quality control testing, storage and release of Product for Akebia up until the time that a Certificate of Compliance is signed.

Manufacture Materials means the substances detailed in Appendix A and other materials that are necessary for production of the Product at EQ facilities and are required to be procured by EQ for the Manufacture of Product.

Manufacturing Process means the processes and activities (or any step in any such processes or activities) to be carried out by EQ to Manufacture the Product for Akebia, as contemplated in the Master Batch Record.

Master Batch Record means the set of detailed processing instructions which EQ must follow to Manufacture each Batch of Product for Akebia in accordance with the Specifications and Applicable Law.

Non-Conforming Product means a Batch of Product delivered by or on behalf of EQ to Akebia, or to a Third Party contractor of Akebia, which, as determined either between the Parties or by an independent testing laboratory, fails to conform to the Specifications and such failure existed when the Batch of Product was delivered by or on behalf of EQ.

Non-Conformity means a non-conformity with the Specifications.

Party or Parties means EQ and/or Akebia, referred to individually or collectively, as required by the context.

Product means the active pharmaceutical ingredient in vadadustat with the final Specifications agreed by the Parties as indicated in Section 2.2.1.

Services means the Manufacturing and supply of Products by EQ to Akebia as set forth in this Agreement.

Specifications means the technical and quality assurance specifications for the Product agreed by the Parties as indicated in Section 2.2.1, as they may be amended by written agreement of EQ and Akebia from time to time.

Technology means any methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications and other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws).

Term means the period of time during which this Agreement is in effect as set forth in Section 10.1 herein.

Third Party means any person or entity other than EQ, Akebia and their respective Affiliates.

2.	About Services.

2.1.Provision of Services and Product.

2.1.1.General. EQ will use all such commercially reasonable efforts to perform the Services and deliver Product as directed by the Binding Forecast (as defined below) and the subsequent Purchase Orders issued by Akebia and accepted by EQ, in accordance with the terms and conditions of this Agreement, and exercising the industry standard of skill, care and diligence.

2.1.2.Minimum Purchase Obligation. Unless otherwise agreed to in writing between the Parties, Akebia shall, upon regulatory approval to market a drug product containing the Product in the United States or Europe, by the Food and Drug Administration or the European Medicines Agency respectively (“US/EU Approval”) and each year during the Term (for this purpose, the first year starting on the date the referred US/EU Approval is granted and ending on the following 31st of December and the last year ending on the date this Agreement expires or is terminated), purchase from EQ, per the terms of this Agreement, the greater of:

(a)at least [**]% of Akebia’s, and its Affiliates and licensee’s, global needs for Product for commercial purposes (the “Global Demand”); or

(b)at least [**] of Product in a calendar year.

The foregoing shall be considered Akebia’s minimum purchase obligation under this agreement (“Minimum Purchase Obligation”). Notwithstanding the foregoing, it is understood between the Parties that, except for the last year of the Term, failure by Akebia to achieve the Minimum Purchase Obligation for a year shall not be considered a material breach of this Agreement, provided that: (i) Akebia has purchased during such year from EQ at least [**]% of its global needs of Product, (ii) the shortfall to achieve the Minimum Purchase Obligation is added to the Minimum Purchase Obligation applicable for the following year; and (iii) such Minimum Purchase Obligation applicable for the following year (with the addition of the shortfall to achieve the Minimum Purchase Obligation of the prior year) is achieved by Akebia at the end of such following year. The foregoing is further provided that if the Minimum Purchase Obligation applicable for the last year in which this Agreement is in effect is not achieved by Akebia, Akebia shall pay EQ the Supply Price for [**]% of the difference between Akebia’s actual purchase amount for the applicable year, and the Minimum Purchase Obligation for that year.

2.1.3.Applicable Law, Approvals. EQ will be responsible for obtaining from any Authority, at its expense, such approvals as may be necessary for EQ under Applicable Law for the performance of Services by EQ. At Akebia’s request, EQ will provide Akebia with copies of all such approvals. EQ will perform the Services in compliance with Applicable Laws and will also comply with the provisions of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act, the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and, if applicable to EQ’s activities, other local and international anti-corruption and anti-bribery laws. In the event that Akebia requires EQ to comply with any requirements in addition to what is set forth in Applicable Laws, Akebia shall inform EQ of such additional requirements and the Parties shall discuss in good faith how to proceed. EQ shall make commercially reasonable efforts to accept and implement the additional requirements as requested by Akebia. Should the Parties fail to agree on how to proceed, the matter will be resolved as detailed in Section 11.10. EQ shall not be required to accept any Purchase Order with such additional requirements until an agreement is reached.

2.1.4.Facilities and Staff. EQ will perform all Services at the Facilities, providing all staff necessary to perform the Services in accordance with the terms of this Agreement, and shall hold as appropriate at either the Facilities all Equipment, Akebia Equipment, Akebia Materials and other items used in the Services. EQ will not change the location of such Facilities or use any additional facility for the performance of Services under this Agreement without the prior written consent from Akebia, which will not be unreasonably denied, withheld or conditioned.

2.1.5.Facilities Validation. EQ will be responsible for performing all validation of the Facilities and Equipment and cleaning and maintenance processes employed in the Manufacturing Process in accordance with cGMP, EQ’s standard operating procedures, the applicable Quality Agreement, Applicable Laws, and in accordance with any other validation procedures requested by Akebia and approved to in writing to EQ.

2.1.6.Process Validation. EQ has, as of the Effective Date of this Agreement, commenced [**] activities for [**] of Product manufacturing at EQ Facilities. Such activities are, and will continue to be, conducted in accordance with the Master Services Agreement. The corresponding work orders under such Master Services Agreement issued by Akebia and accepted by EQ shall be governed by the Master Services Agreement, and any other agreements reached by the Parties with respect such process validation activities, until such activities conclude.

2.1.7.Audits. With reasonable notice by Akebia to EQ and during normal business hours, EQ will allow Akebia employees to, at Akebia’s cost, observe the  Manufacturing of the Product by EQ at the Facility, review Records pertaining to Services and inspect the Facilities used by EQ to render Services. Except with the prior consent of EQ, which shall not be unreasonably denied, withheld or conditioned, or as required by Authorities, such audits shall not take place more than [**].

2.1.8.Inspections. EQ will permit Akebia to be present and participate in any visit to or inspection by any Authority (if and to the extent it relates in any way to any Product, or the Manufacturing Process). EQ will give as much advance notice as possible to Akebia of any such visit or inspection. Unless prohibited by Applicable Law, EQ will provide Akebia with a copy of any report or other written communication received from such Authority in connection with such visit or inspection, and any written communication received from any Authority relating to the Product, the Facility (if it relates to or affects the Manufacture of Product) or the Manufacturing Process, and, unless prohibited by Applicable Law, will consult with Akebia before responding to each such communication. EQ will comply with all reasonable requests and comments by Akebia with respect to all contacts and communications with any regulatory authority relating to the Services.

2.1.9.Batch Records Retention. EQ will maintain all Batch Records in a secure area reasonably protected from fire, theft and destruction. All Batch Records will be the property of Akebia. EQ will not transfer, deliver or otherwise provide any Batch Records to any third party without the prior written approval of Akebia. Batch Records will be retained by EQ for a minimum period of [**] following completion of the Manufacture of such Batch, or longer if required by Applicable Law (therefore, once such period has expired, EQ shall not have an obligation under this Agreement to further retain the Records for the Batch of Product). EQ will, solely at the direction and written request of Akebia, and at Akebia’s cost and expense, promptly deliver Batch Records to Akebia or its designee, unless the Batch Records are required to be retained by EQ by Applicable Law or regulation or for insurance purposes; in which case, EQ shall deliver copies of such Batch Records to Akebia, and retain copies to satisfy such Applicable Law or regulation.

2.1.10.Business Records Retention. EQ will maintain all Business Records in a secure area reasonably protected from fire, theft and destruction. Business Records will be retained by EQ for at least the minimum period required by Applicable Law. EQ will, and at Akebia’s cost and expense, allow Akebia or its designee to access (at reasonable and agreed upon times, or by sending copies to Akebia either physically or electronically, as agreed between the Parties and no more than once every calendar year) any and all Business Records that, for the reasons and purposes and within the scope indicated in this Section 2.1.10, Akebia requests to review. The reasons, scope and purpose for Akebia’s review of Business Records shall be regarding matters related with this Agreement only (not with any other matters), which may include, but shall not be limited to, verification of the price of Manufacture Materials. Review of Business Records by Akebia shall be conducted under confidential conditions and Akebia shall treat Business Records as Confidential Information as defined under this Agreement.

2.1.11.Sample Retention. EQ will take samples of Product Manufactured under this Agreement and shall retain them for such period and in such quantities as may be required by cGMP or any Applicable Law. Upon Akebia’s request and at Akebia's cost and expense, EQ will promptly destroy such samples if EQ has them in excess of those that EQ is required to retain according to Applicable Law.

2.1.12.Safety Procedures. EQ will be solely responsible for implementing and maintaining health and safety procedures for the performance of Services and for the handling of any materials or hazardous waste used in or generated by the Services in accordance with Applicable Law. EQ will develop safety and handling procedures for Product and for its Manufacture Materials.

2.1.13.Testing. The Product Manufactured under this Agreement will be Manufactured in accordance with the agreed Manufacturing Process, the Specifications and cGMP. Each Batch of Product will be sampled and tested by EQ against and in accordance with the Specifications, and the quality assurance department of EQ will review the documentation relating to the Manufacture of the Batch and will assess if the Manufacture has taken place in compliance with cGMP and the Manufacturing Process.

2.2.Manufacturing Process, Specifications and Akebia Technology Transfer.

2.2.1.Technology Transfer. As soon as possible after the execution of this Agreement, following the Process Validation, the Parties will agree on the Manufacturing Process and the Specifications, and, unless agreed by the Parties in writing to the contrary, Akebia will transfer to EQ all Akebia Technology required for the Manufacture of the Product which is not already in the possession of EQ. Any Akebia Technology transferred to EQ for the development and/or Manufacturing of the Product has been and shall be generated in compliance with any Applicable Law, and shall be true, complete and correct in all material respects, to the best of Akebia’s knowledge.

2.2.2.Changes to Manufacturing Process or Specifications. Any change to the Manufacturing Process or Specifications must be approved in advance by EQ and Akebia, irrespective of whether the change is proposed by either Party or becomes mandatory under any Applicable Law. Before approving and implementing any such change, the Parties will negotiate in good faith and agree upon the allocation of any resulting cost savings or incremental additional costs to be incurred by EQ as a result of such change. However, in case of changes that become mandatory under any Applicable Law, unless otherwise agreed to between the Parties, Akebia shall bear all resulting additional costs, except if such changes are also legally required for products manufactured by EQ for other customers, in which case the resulting additional costs will be proportionally distributed among all such customers and Akebia.

Supply Price shall be adjusted each year, as required, to fully absorb the yearly amortization of such additional costs resulting from such mandatory changes. For clarification, reductions or savings in EQ’s Manufacturing costs that result from the implementation by EQ of improvements, changes or efficiencies developed solely by EQ in the Manufacturing Process or, in general, the Manufacturing activities of EQ, shall not result in a reduction of the supply Price unless otherwise specifically agreed by the Parties.

2.3.Planning, Forecasts.

2.3.1.On the [**] of each calendar quarter, Akebia will provide EQ a rolling forecast for Akebia’s anticipated need for Product supplied by EQ each calendar quarter in the following [**] months, or shorter period as may remain under the Term (“Proposed Forecast”). The first [**] months of each Proposed Forecast shall be binding on the Parties, once accepted by EQ (“Binding Forecast”). The remaining [**] months will be projected in good faith, but will remain non-binding (“Non-Binding Forecast”).

The first Proposed Forecast under this Agreement is the fully executed version of the forecast that was received by email by EQ from Akebia on [**] (“First Forecast”). Upon execution of this Agreement, the First Forecast shall be considered accepted by EQ, and, therefore, the initial [**] months of the First Forecast shall be binding on the Parties and become the first Binding Forecast.

For future forecasts, EQ must communicate its written acceptance or rejection of the Proposed Forecast to Akebia within [**] of its receipt by EQ. Failure by EQ to accept or reject the Proposed Forecast within [**] of its receipt will result in the first [**] months of Proposed Forecast becoming a Binding Forecast and, therefore, become binding upon both Parties. For clarification, upon acceptance of a Proposed Forecast by EQ, only the first [**] months of Proposed Forecast become a Binding Forecast and, therefore, the rest of the months in the Proposed Forecast remain a Non-Binding Forecast.

2.3.2.Except with EQ’s specific written acceptance, which shall not be unreasonably denied, withheld or conditioned, the volumes for a new quarter in the Binding Forecast shall not be below [**] percent ([**]%), nor shall it be above [**] percent ([**]%) of the volumes forecasted for such quarter in the previous Non-Binding Forecast. Except with EQ’s specific written acceptance, which shall not be unreasonably denied, withheld or conditioned, a newly provided forecast shall not amend a previous Binding Forecast.

Unless otherwise agreed in good faith between the Parties, the maximum aggregate volume of Product that EQ anticipates being able to Manufacture and supply during each period of [**] months while this Agreement is in effect is [**] of total Product (“Maximum Volume”) and, therefore, except with the specific written acceptance of EQ, the Forecasts provided by Akebia shall not exceed the Maximum Volume during any [**] months period during the Term.

2.3.3.Events of a regulatory nature that prevent Akebia from launching its product, vadadustat, (e.g. delay in market approvals from regulatory agencies, etc.) which then prevents or delays Akebia from purchasing an amount of Product within a Binding Forecast period, shall not constitute a material breach of this Agreement on the part of Akebia, and any such shortfall or gap due to delays of a regulatory nature will be resolved in good faith between the Parties. The foregoing is provided, however, that Akebia shall pay to EQ:

(a) the Supply Price corresponding to the amount of Product already Manufactured and Product in-process (“Undelivered Product”). Fully Manufactured Undelivered Product which Supply Price is paid by Akebia to EQ as contemplated in this Section will be made available by EQ to Akebia promptly upon completion of the Manufacturing process at the time of their completion in accordance with the delivery terms set forth in this Agreement. Notwithstanding the foregoing, the Parties may use reasonable factors, including the shelf-life of the completed Undelivered Product, to together decide whether Undelivered Product may be used to fulfill future Purchase Order(s) as part of future Binding Forecasts rather than delivering the Undelivered Product promptly as set forth above. In that case, each unit of Undelivered Product that the Parties agree may be used to fulfill future Purchase Order(s) will be kept by EQ, and made part of future Purchase Order(s) as agreed by the Parties. Akebia shall not be obligated to pay the Supply Price for such Undelivered Product until it is invoiced by EQ in accordance with sections 2.4 and 2.7 below; and

(b) the costs and expenses associated with procuring the Manufacturing Materials or any other non-cancellable obligations that EQ has reasonably incurred in order to supply Product under the Binding Forecast(s). Upon receipt of payment by Akebia for the Manufacturing Materials the Manufacture Materials shall become Akebia property, and delivered to Akebia at Akebia’s cost, or otherwise disposed of as agreed between the Parties. Notwithstanding the foregoing, the Parties may use reasonable factors, including the shelf-life of any such Manufacture Materials, to together decide whether such Manufacture Materials may be used to Manufacture future Products as part of future Binding Forecasts. In that case, those Manufacturing Materials that the Parties agree that may be used to Manufacture Products as part of future Binding Forecasts shall not be paid by Akebia as contemplated in this Section 2.3.3 (b) but shall be kept by EQ for its use in the Manufacture of such future Products.

If Akebia finally and definitely ceases or decides not to pursue the regulatory approval of any product containing the Product, Akebia shall be entitled to terminate this Agreement with immediate effect; provided, however, that the provisions of Section 10.5 shall also apply in the event of such termination.

2.4.Purchase Orders.

2.4.1.Throughout the Term, Akebia shall submit to EQ a binding Purchase Order for the volume of Product requested for the upcoming Binding Forecast period (“Purchase Order”) in Akebia’s standard format to facilitate payment to EQ. Except in the event that it is otherwise specifically agreed by the Parties for an specific Purchase Order, the terms of a Purchase Order shall not change or add to the terms of this Agreement. The terms of Purchase Orders submitted by Akebia may only be changed with the specific written agreement of both Parties. The first Purchase Order after the Effective Date of this Agreement shall be submitted by Akebia to EQ no later than [**] after the Effective Date, and shall represent a Purchase Order for the first [**] months of the First Forecast.

2.4.2.EQ shall provide, no later than [**] after receipt of each Forecast from Akebia, an updated production forecast for the following [**] months in order for Akebia to plan for Batch Documentation review.

2.4.3.EQ shall deliver the Product on the date agreed by the Parties in the corresponding Purchase Order (provided that deliveries in +/- [**] from the delivery date agreed in the Purchase Order and shortfalls in Product delivery of less than [**] percent ([**]%) of the agreed volume of Product in a Purchase Order shall be accepted), which shall be no less than [**] from the date of receipt of the Purchase Order by EQ.

Shortfalls in Product delivery of less than [**] percent ([**]%) shall be resolved in good faith between the Parties aiming to achieve delivery of one hundred percent (100%) of the Product in the Purchase Order affected by the shortfall as soon as reasonably practical for EQ.

If EQ is unable to deliver the Product within [**] from the agreed date or in at least [**]% of the agreed volume of Product, the Parties will discuss appropriate steps to alleviate such a shortfall but Akebia will have the right, in its discretion, to (i) require EQ to use commercially reasonable efforts to make up the shortfall as promptly as reasonably practical or (ii) have the quantity of the shortfall of Product be manufactured and supplied by a Third Party. If Akebia elects to secure from a Third Party any quantity of Product to make up the shortfall, EQ shall (a) refund to Akebia the Price paid to EQ for the Product in the shortfall (provided that if the Price for the Product in the shortfall has not been yet paid by Akebia, such Price shall not have to be paid by Akebia), and (b) pay to Akebia the Price paid to the Third Party manufacturer beyond the Price that Akebia would have had to pay to EQ for the shortfall quantity of Product under this Agreement.

2.4.4.EQ shall not be liable for any delay in supplying Product when such delay is due to: (a) reasonably unforeseeable and significant Manufacture Material(s) supply chain issues that could not have been prevented or avoided through reasonable means by EQ; or (b) EQ not being provided, or being provided with defective Akebia Materials, Akebia Equipment or Akebia Technology for EQ to Manufacture the Product, or (c)  any fact, circumstance or reason attributable to Akebia or its designees. Notwithstanding the foregoing, the Parties expect EQ to maintain a comprehensive, reasonable (as per industry standards) supply chain strategy with respect to Manufacture Materials, and EQ shall be liable under the terms of Section 2.4.3 for any delay to Product delivery caused by a failure of EQ to maintain a reasonable risk mitigation strategy reasonably capable of mitigating  any possible issues of sourcing Manufacture Materials.

2.5.Supply of Materials.

2.5.1.Except for the Akebia Materials that the Parties agree shall be supplied by Akebia to EQ, EQ shall be responsible for producing or procuring through the appropriate Third Party suppliers, all the Manufacture Materials required by EQ for the Manufacture of the Products. EQ shall be responsible for ensuring that such Manufacture Materials comply with the Specifications and for adequately reviewing, testing and storing such Manufacture Materials.

2.5.2.EQ agrees (a) to store all Akebia Materials according to the terms and conditions set forth in this Agreement and directions provided by Akebia; (b) not to provide Akebia Materials to any Third Party without the express prior written consent of Akebia; (c) not to use Akebia Materials for any purpose other than conducting the Services; and (d) to destroy or return to Akebia, in Akebia’s discretion and at Akebia’s cost and expense, all unused quantities of Akebia Materials according to Akebia’s written directions.

2.5.3.Akebia shall be responsible for delivery of the Akebia Materials [**] to a Facility. If applicable, EQ shall provide Akebia with reasonable assistance to obtain and maintain any necessary import approvals, licenses, customs clearance applications, forms and other correspondence in connection with the delivery of the Akebia Materials.

2.5.4.Akebia will ensure that Akebia Materials are delivered timely and that such Akebia Materials comply with their respective specifications, if applicable. Prior to using any Akebia Materials, EQ will review and test them against such Specifications, if applicable. In the event of any disagreement between the Parties regarding whether any Akebia Materials meet the agreed specifications or not, the provisions of Section 2.7 hereof shall apply.

2.5.5.Akebia will at all times retain title to and ownership of the Akebia Materials. EQ will provide within a Facility an area or areas where the Akebia Materials, the Product, and any Manufacture Materials, are segregated and stored in accordance with any applicable specifications and cGMP, and in such a way as to be able at all times to clearly distinguish such Akebia Materials, Product, intermediates and components from other products and materials belonging to EQ, or held by it for a Third Party. EQ will ensure that Akebia Materials, the Product, and any Manufacture Materials, are free and clear of any liens or encumbrances attributable to or related to EQ or its Affiliates. EQ will at all times take such measures as are reasonably customary to protect the Akebia Materials, the Product, and any intermediates and components of Akebia Materials or Product, from loss, damage and theft at all stages of the Manufacturing Process. EQ will immediately notify Akebia if at any time it believes any Akebia Materials, the Product, or any Manufacture Materials, have been damaged, lost or stolen.

2.6.Supply of Equipment.

2.6.1.Prior to accepting any Binding Forecast, EQ will verify that it has all Equipment necessary to perform the Services. In case EQ does not have certain Equipment necessary to perform the Services, the Parties shall discuss how to proceed before any Purchase Order relating to such Binding Forecast is accepted.

2.6.2.To the extent agreed by the Parties, Akebia will timely deliver the Akebia Equipment to EQ. EQ will not use the Akebia Equipment except in performance of services under this Agreement and shall follow the instructions and comply with the specifications of the Akebia Equipment. Title to any Equipment other than the Akebia Equipment will remain with EQ. Title to the Akebia Equipment will remain with Akebia and EQ will ensure that the Akebia Equipment is properly labeled as Akebia property and remains free and clear of any liens or encumbrances attributable to or related to EQ or its Affiliates. At Akebia’s written request and cost the Akebia Equipment will be returned to Akebia, or to Akebia’s designee. Within [**] after any termination or expiration of this Agreement, EQ shall notify Akebia in writing if any Akebia Equipment remains at an EQ Facility. If, after [**] from the day in which Akebia receives the referred written notice from EQ, EQ has not received a written notice from Akebia requesting EQ to return the Akebia Equipment to Akebia or if in such notice Akebia only requests that some of the Akebia Materials are returned, EQ shall have the right to either (a) dispose of any remaining Akebia Equipment at Akebia’s cost; or (b) purchase from Akebia remaining Akebia Equipment at the current market value of such Akebia Equipment, without markup. EQ will be responsible, at its own cost, for ordinary maintenance of the Akebia Equipment while in EQ’s possession as per reasonable instructions provided by Akebia. Repairs of any Akebia Equipment shall be at Akebia's cost and expense, unless repair is needed due to EQ’s negligence or wrongful acts. EQ will immediately notify Akebia if at any time it believes any Akebia Equipment has been damaged, lost or stolen.

2.7.Delivery and Acceptance Process.

2.7.1.Release of Product and Invoicing. If, based upon the review performed by EQ, a Batch of Product conforms to the Specifications and was Manufactured according to cGMP and the Manufacturing Process, then a Certificate of Compliance shall be completed by EQ, [**]. At the time of invoice, EQ will deliver the Batch Documentation to Akebia. It is understood that EQ agrees to provide Akebia supporting Batch Documentation as it is completed throughout a Manufacturing campaign. Upon Akebia’s request, EQ shall also deliver to Akebia all raw data and other Batch Records in the possession or under the control of EQ relating to the Manufacture of each Batch of Product.

No delivery of Product by EQ will occur without prior release for delivery by Akebia’s quality assurance department. Akebia’s Certificate of Lot Disposition must be received by EQ prior to delivery of Product. For such purpose, Akebia’s quality department will review the documentation provided by EQ for the Batch of Product and, within [**] of receipt of such documentation, will provide EQ with the Certificate of Lot Disposition or, otherwise, with its justified objections to issuing the Certificate of Lot Disposition. Akebia’s quality assurance department will not refuse to issue the Certificate of Lot Disposition for any reasons other than objections relating to the quality of the Product for which such certificate should be issued.

2.7.2.Delivery of Product. If Akebia’s quality assurance department issues a Certificate of Lot Disposition, EQ shall deliver Product in accordance with the agreed instructions for shipping and packaging agreed to by the Parties in writing. Delivery will be [**] and Akebia shall be responsible for Product after title and risk of loss vests with Akebia in accordance with [**]. Akebia shall collect the Products as soon as reasonably practicable after the date in which EQ has received the above-mentioned Certificate of Lot Disposition from Akebia´s quality assurance department, but, except as otherwise specifically agreed by the Parties, within [**] from the date of the invoice by EQ.

If Akebia does not collect the Products within the referred [**] period referenced above, and unless otherwise specifically agreed by the Parties, either;

(a)If such delay in collection of the Product is caused by Akebia, EQ shall be entitled to charge a reasonable storage fee to Akebia until the date that Akebia actually collects the Products and, in case the Product is to be shipped outside the European Union, EQ shall invoice Akebia the corresponding Value Added Tax (“VAT”). EQ shall provide Akebia with reasonable assistance to obtain and maintain any necessary export approvals, licenses and customs clearance applications, forms and other correspondence in connection with the Product.

(b)If such delay in collection of the Product is caused, in whole or in part, by EQ, it is agreed that EQ, rather than Akebia, shall appear as exporter of record in the corresponding export documentation (DUA). Any such change in exporter of record shall not change the commercial conditions that have been agreed by the Parties under this Agreement (for example, risk of loss and INCOTERMS™ 2010).

2.7.3.Inspection and Acceptance of Product. Any claim of Akebia or its designees concerning Non-Conforming Products shall be communicated by Akebia to EQ in writing as soon as possible but in no event later than [**] from its discovery by Akebia or its designees. Any such Non-Conformity claim will need to be accompanied by a sample of the Product analyzed by Akebia and with all relevant documentation regarding such analysis, including but not limited to the Certificate of Analysis and a report indicating the methods used by Akebia. For clarification, after the end of the above-mentioned period to claim a Non-Conformity of Products, Akebia and its designees shall not be entitled to claim that the Products delivered by EQ were Non-Conforming Products. Also, Akebia and its designees shall not be entitled to claim that the Products delivered by EQ were Non-Conforming Products if Akebia, or as appropriate, its designees, fail to perform the tests, analysis, inspections and/or reviews of the Product appropriately and in a timely manner, and/or complete its related documentation required under Applicable Laws, the Quality Agreement, and/or cGMP.

2.7.4.Product Quality Disputes. In case of any disagreement between the Parties regarding as to whether any a Product is Non-Conforming Product, the quality assurance representatives of the Parties will attempt to resolve any such disagreement in good faith. If the disagreement is not resolved in a reasonable time (which will not exceed [**]), a representative sample of the Product and/or relevant documentation will be submitted to an independent testing laboratory of recognized standing in the industry and agreed upon by the Parties for tests and final determination of whether or not such Product is a Non-Conforming Product. Such laboratory will use the test methods contained in the applicable Specifications. The determination of conformance by such laboratory will be final and binding on the Parties. The fees and expenses of the laboratory will be paid by the Party against whom the determination is made.

2.7.5.Product Non-Conformance and Remedies. If any Product is agreed by the Parties, or is determined in accordance with Section 2.7.4., to be a Non-Conforming Product, EQ shall be liable to Akebia for such Non-Conforming Product; provided that (except in respect to Third Party claims, which shall be subject to the provisions of Section 9 below) EQ's liability shall be limited to, at Akebia’s option, (i) refunding in full the Price paid by Akebia for the Non-Conforming Product, including the cost of Akebia Materials used in the Manufacture of such Non-Conforming Product; or (ii) at EQ’s cost and expense, supply to Akebia Product that is not Non-Conforming Product (in the same quantity as the Product that has been agreed by the Parties to be Non-Conforming Product) as soon as reasonably possible; or (iii) if possible according to Applicable Law and cGMP, reworking or reprocessing the Non-Conforming Product, at EQ’s cost and expense, so that the Non-Conforming Product conforms to Specifications.

Notwithstanding the foregoing, should EQ provide Non-Conforming Product that, after a diligent quality investigation performed in accordance with cGMP, the Quality Agreement, and industry good practices, are attributable, in whole or in part, to EQ’s failure to comply with cGMP, the Quality Agreement, or their obligations under this Agreement, EQ shall be responsible, up to the amounts indicated in Section 9.5 hereof, for the resulting costs and expenses to Akebia, including, without limitation, the costs of any resulting recall, expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock of Product, the cost of notifying customers, the costs associated with shipment and destruction of recalled drug product containing the Product from customers, and replacement Product equal to the amount of Product found to contain the Non-Conformity.

EQ shall not be responsible for the costs associated with any Non-Conforming Product that has been detected by Akebia and Akebia fails to communicate it to EQ within [**], or if Akebia (or the Third Party that receives the Product supplied by EQ on behalf of Akebia) fails to appropriately and timely perform the tests, analysis, inspections and/or reviews of the Product, and/or complete its related documentation required under Applicable Laws, the Quality Agreement, and/or industry good practices.

2.7.6.Disposition of Non-Conforming Product. The ultimate disposition of Non-Conforming Product, which shall be carried out in accordance with Applicable Law, will be the responsibility of Akebia’s quality assurance department. The costs associated with the disposal of any Non-Conforming Product shall be borne by EQ.

2.8.Subcontracting.  With Akebia’s prior written consent, EQ may subcontract the performance of specific obligations of EQ to an Affiliate of EQ or to a qualified Third Party; provided, that (a) such Affiliate or Third Party performs those Services in a manner consistent with the terms and conditions of this Agreement; and (b) EQ remains liable for the performance of such Affiliate or Third Party.

2.9.Quality Agreement.  In accordance with Applicable Law, the Parties shall agree upon a quality agreement describing, in accordance with this Agreement, the quality assurance responsibilities and obligations of the Parties for the Manufacture of Product (“Quality Agreement”).

3.	Price and Payments.

3.1.Price. Price for the Product supplied by EQ to Akebia during the Term of this Agreement shall be determined as set forth in Appendix B (“Price or Supply Price”). Each invoice from EQ will include such Price and the quantities of Product per the applicable Purchase Order.

3.2.Modifications in Price. Notwithstanding the foregoing, the Parties agree that any change in the EQ cost of Manufacture Materials necessary to manufacture Product shall be [**]. EQ shall diligently monitor any such change in cost at least on a [**] basis, and shall [**] the Price for the Product in any subsequent delivery of Product where Manufacture Materials with such change in costs are used. Accuracy as to the monitoring and representation of changes in Manufacture Material costs shall be verifiable by Akebia in any audit of EQ by Akebia.

3.3.Invoice. EQ will invoice Akebia referencing in each such invoice the Purchase Order(s) to which the invoice relates. EQ will invoice on the date in which, as contemplated in Section 2.7.1 hereof, [**].

3.4.Payments. Payment will be due [**] after the date of the invoice. Akebia will make all payments pursuant to this Agreement by wire transfer to a bank account designated by EQ, without deduction of any transfer charges or banking commissions. Payments must be made in all cases under these conditions even if, for whatever reason, Akebia does not take delivery of the Products after EQ has communicated that they have been cleared for delivery The foregoing is except and provided that Akebia will be entitled to withhold payment of the part of EQ’s invoices that refer to Products that Akebia claims to be Non-Conforming in accordance with Section 2.7.5. hereof. If the Parties agree or it is ultimately determined, as indicated in Section 2.7.5, that (i) the Products were Non-Conforming Products, the remedies also indicated in Section 2.7.5 shall apply, or that (ii) the Products were conforming to the Specifications, Akebia will immediately pay to EQ the withheld part of EQ’s invoice, together with the interest indicated in Section 3.5.

3.5.Interest on Late Payments. Any amounts not paid on the date due under this Agreement shall be subject to interest from the date payment was due through and including the date upon which payment is received. Interest shall accrue on a daily basis and be calculated on the assumption of a 360 day year and using an annual rate equal to the official published one year EURIBOR (“Euro Interbank Offered Rate”), as may vary during the Term, plus [**] basis points. Interest shall be payable on demand. Interest shall not be compounded.

3.6.Taxes. The Prices specified in this Agreement are exclusive of any sales, use, excise, VAT or similar taxes, and of any export and import duties which may be levied as a result of the shipment of the Product. It shall be EQ’s sole obligation to report all compensation received by EQ hereunder for Services as may be required by Applicable Law. Akebia shall pay all applicable sales and use taxes, including all applicable goods and services tax, value added tax, local taxes, applicable duties, electronic delivery taxes, sales, use and excise taxes, levies and import and export fees (collectively, “Taxes”) that are required by law in connection with the provision of Services and that are not recoverable by EQ. EQ shall reasonably cooperate and assist Akebia in recovering any non-applicable taxes due to Akebia. Where any Taxes are paid directly to a tax authority or government by Akebia, Akebia shall not deduct this amount from any amount due to EQ.

4.	Representations and Warranties of EQ. EQ represents and warrants as follows:

4.1.Organization of EQ. EQ is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

4.2.Enforceability of this Agreement.  The execution and delivery of this Agreement by EQ has been authorized by all requisite corporate or company action.  This Agreement is and will remain a valid and binding obligation of EQ, enforceable in accordance with its terms, subject to Applicable Laws.

4.3.Absence of Other Contractual Restrictions.  EQ is under no contractual or other obligation or restriction that is inconsistent with EQ’s execution or performance of this Agreement.  EQ will not enter into any agreement, either written or oral, that would conflict with EQ’s responsibilities under this Agreement.

4.4.Qualifications of EQ Personnel.  EQ has engaged, will engage and will cause its Affiliates involved in rendering Services to engage, employees and permitted subcontractors including consultants (collectively, “EQ Personnel”) with the proper skill, training and experience to provide services detailed in this Agreement.  The foregoing is provided that the involvement of Affiliates of EQ in providing the Services shall require Akebia’s prior approval (which is hereby granted by Akebia for the manufacturing of certain intermediates of the Product by and at the Facilities. Before providing Services, all EQ Personnel must be subject to binding commitments with EQ under which they have confidentiality obligations with regard to Akebia’s Confidential Information (as defined below) that are consistent with the terms of this Agreement.

4.5.Compliance.  EQ will perform all Services with requisite care, skill and diligence, in accordance with Applicable Law, cGMPs and industry standards and that at the time of delivery to Akebia, the Product Manufactured by EQ shall conform to the Specifications and will not be will not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 335(a).

4.6.Conflicts with Rights of Third Parties.  To EQ’s knowledge, having made reasonable investigations in the ordinary course of business, the use of EQ Technology by EQ for the Manufacture of the Products for Akebia as contemplated in this Agreement will not violate any patent, trade secret or other proprietary or intellectual property rights of any Third Party.

4.7.Absence of Debarment.  EQ, its Affiliates, EQ Personnel and each of their respective officers and directors, as applicable: (a) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with Services any person who has been debarred or is subject to a pending debarment, pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)); (c) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (d) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. EQ will notify Akebia immediately if EQ, its Affiliates, any EQ Personnel, or any of their respective officers or directors, as applicable, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of EQ’s knowledge, is threatened.

5.	Representations and Warranties of Akebia. Akebia represents and warrants as follows:

5.1.Organization of Akebia.  Akebia is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

5.2.Enforceability of this Agreement.  The execution and delivery of this Agreement by Akebia has been authorized by all requisite corporate or company action.  This Agreement is and will remain a valid and binding obligation of Akebia, enforceable in accordance with its terms, subject to Applicable Laws.

5.3.Absence of Other Contractual Restrictions.  Akebia is under no contractual or other obligation or restriction that is inconsistent with Akebia’s execution or performance of this Agreement.  Akebia will not enter into any agreement, either written or oral, that would conflict with Akebia’s responsibilities under this Agreement.

5.4.Akebia Technology Transfer. To the best of Akebia’s knowledge, any Akebia Technology transferred to EQ for the development and/or Manufacturing of the Product has been and shall be generated in compliance with any Applicable Law and shall be true, complete and correct in all material respects and sufficient for its intended purpose and use.

5.5.Conflicts with Rights of Third Parties. To its knowledge, having made reasonable investigations in the ordinary course of business, the use by EQ of Akebia Materials and Akebia Technology as provided to EQ for the provision of the Services will not violate any patent, trade secret or other proprietary or intellectual property rights of any Third Party.

5.6.Compliance with Applicable Law. Any activities carried out by Akebia, its Affiliates, officers, directors and employees in connection with this Agreement shall comply with any Applicable Law. When inspecting the Product supplied by EQ and testing it for compliance with the Specifications, Akebia shall comply with any Applicable Law and shall do so with appropriate care, skill and diligence.

6.

Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY SPECIFICALLY DISCLAIMS, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE.

7.	Proprietary Rights.

7.1.Akebia Technology. All rights to and interests in Akebia Technology will remain solely in Akebia and, other than as set forth herein, no right or interest therein is transferred or granted to EQ under this Agreement. EQ acknowledges and agrees that it does not acquire a license or any other right to Akebia Technology except for the limited purpose of carrying out its duties and obligations under this Agreement and that such license will expire upon the expiration or termination of this Agreement.

7.2.Akebia Improvements. EQ shall communicate to Akebia any Akebia Improvements made by EQ in the performance of the Services. All rights to and interest in Akebia Improvements (patentable or not) will remain solely in Akebia and, other than as set forth herein, no right or interest therein is transferred or granted to EQ under this Agreement.

7.3.EQ Technology. All rights to and interests in EQ Technology will remain solely in EQ and, except as otherwise set forth in this Agreement, no right or interest therein is transferred or granted to Akebia under this Agreement. EQ hereby grants to Akebia a [**] license in the EQ Technology to Akebia solely to use Product delivered by EQ to Akebia under this Agreement for (i) the development,  manufacture and/or commercialization (directly by Akebia, through Akebia’s designees or by Akebia’s sub-licensees) of drug products, or (ii) any other legally permitted use of such Product delivered by EQ (for clarification, the license contemplated in this paragraph shall not allow Akebia, its designees or its sub-licensees to use EQ Technology for the manufacture, directly or through its designees, of drug products that do not contain Product delivered by EQ to Akebia under this Agreement).

7.4.EQ Improvements. EQ shall communicate to Akebia any EQ Improvements made by EQ in the performance of the Services. Any and all rights and title to EQ Improvements made by EQ in the performance of the Services (patentable or not) will be the sole and exclusive property of EQ.

8.	Confidential Information.

8.1.Definition. “Confidential Information” means any and all non-public scientific, technical, financial or business information, or data or trade secrets in whatever form (written, oral or visual) that is furnished or otherwise made known directly or indirectly by one Party (the “Discloser”) to the other (the “Recipient”) pursuant to the terms of this Agreement or otherwise in connection with this Agreement, whether marked confidential or not, and irrespective of whether such information was furnished or otherwise made known prior to or after the Effective Date. Prior to the Effective Date, the Master Services Agreement between the Parties shall govern.

8.2.Obligations.  During the term of this Agreement and for a period of [**] thereafter (and in the case of trade secrets, until such time as Discloser no longer treats such information as a trade secret), Recipient agrees to (a) hold in confidence all Discloser’s Confidential Information, and not disclose Discloser’s Confidential Information except as expressly provided in Section 8.3, without the prior written consent of Discloser; (b) use Discloser’s Confidential Information solely to carry out Recipient’s rights or obligations under this Agreement; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own confidential information but in no event with less than a reasonable degree of care; and (d) reproduce Discloser’s Confidential Information solely to the extent necessary to carry out Recipient’s rights or obligations under this Agreement, with all such reproductions being considered Discloser’s Confidential Information.

8.3.Permitted Disclosures.  Recipient may provide Discloser’s Confidential Information solely to its employees or contractors (but if Recipient is EQ, then solely to EQ Personnel who are in compliance with Section 4.4 hereof) on a need-to-know basis and solely as necessary to carry out Recipient’s rights or obligations under this Agreement; provided, that Recipient remains liable for the compliance of such employees or contractors (or if EQ is Recipient, the compliance of such EQ Personnel) with the terms of this Agreement.  If Recipient is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of Discloser’s Confidential Information, Recipient will give Discloser prompt written notice of such requirement or order and Recipient will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure.  Recipient will cooperate reasonably with Discloser in any efforts to seek a protective order.

8.4.Exceptions.  Recipient’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent proof:

(a)is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient;

(b)is in Recipient’s possession at the time of disclosure other than as a result of Recipient's breach of any legal obligation;

(c)becomes known to Recipient on a non-confidential basis through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or

(d)is independently developed by Recipient without reference to or reliance upon Discloser’s Confidential Information.

8.5.Public Announcements. Neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules or common practices of a stock exchange on which the securities of the disclosing Party are listed.  Both Parties agree that each of them may disclose that Akebia has engaged EQ as a manufacturer for the Product.

9.	Indemnification and Insurance.

9.1.Indemnification by EQ.  EQ will indemnify, defend and hold harmless Akebia, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Akebia Indemnitees”) against any and all losses, damages, liabilities or expenses (including reasonable attorney’s fees and other costs of defense) (collectively, “Losses”) that any of them may suffer in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) arising from, relating to or occurring as a result of (a) any EQ Indemnitee’s negligence or willful misconduct in performing its obligations under this Agreement; (b) the use of EQ Technology by EQ for the Manufacture of the Products for Akebia violating any patent, trade secret or other proprietary or intellectual property rights of any Third Party; or (c) EQ’s breach of this Agreement; except to the extent that such Third Party Claims are due to any breach by Akebia of its obligations under this Agreement or the negligence or willful misconduct of Akebia. For clarity, for product liability claims, EQ shall not indemnify Akebia if the relevant Product conformed to the Specifications at the time of delivery by EQ, or if the failure of the Product to conform should have been reasonably detected by Akebia via a visual inspection or via testing, inspection, analysis or review of the Product or is related documentation as required under Applicable Law, the Quality Agreement and/or cGMP.

9.2.Indemnification by Akebia.  Akebia will indemnify, defend and hold harmless EQ, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “EQ Indemnitees”) against any Losses that any of them may suffer in connection with any Third Party Claims arising from, relating to or occurring as a result of (a) the development, further manufacture, commercialization or use of any product containing the Product (including, but not limited to, product liability claims and claims that such product infringes any Third Party rights and claims for personal damages or injuries); (b) Akebia Technology transferred to EQ for the Development and/or Manufacturing of the Product not having been generated in compliance with Applicable Laws, or not being true, complete and correct in all material respects, or being insufficient for its intended purpose and use or violating any patent, trade secret or other proprietary or intellectual property rights of any Third Party; (c) any Akebia Indemnitee’s negligence or willful misconduct in performing obligations under this Agreement; or (d) Akebia’s breach of this Agreement; except to the extent that such Third Party Claims are due to any breach by EQ of its obligations under this Agreement, any Non-Conforming Product supplied by EQ (except if the Product’s Non-Conformity should have been reasonably detected by Akebia via a visual inspection or via testing, inspection, analysis or review of the Product or is related documentation as required under Applicable Law, the Quality Agreement and/or cGMP), or negligence or willful misconduct of EQ.

9.3.Indemnification Procedures.  Each Party must promptly notify the other Party after receipt of any Third Party Claims for which the other Party might be liable under Section 9.1 or 9.2 hereof, as applicable. The indemnifying Party will have the sole right to defend, negotiate, and settle such claims.  The indemnified Party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist in such defense; provided, however, that the indemnifying Party will have final decision-making authority regarding all aspects of the defense of the claim.  The indemnified Party will provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request, at the expense of the indemnifying Party.  Neither Party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified Party will not unreasonably withhold or delay such consent.

9.4.Exclusion of Indirect and Consequential Damages. EXCEPT IN THE EVENT OF WILFUL MISCONDUCT OR GROSS NEGLIGENCE, OR BREACH OF THE PARTIES’ OBLIGATIONS OF CONFIDENTIALITY UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL), PUNITIVE OR INDIRECT DAMAGES SUFFERED OR INCURRED BY THE OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.5.Liability Limitation. EXCEPTING ANY BREACH OF THEIR OBLIGATIONS OF CONFIDENTIALITY IN SECTION 8, THEIR OBLIGATIONS IN SECTION 11.1, EACH PARTY’S LIABILITY UNDER SECTION 9.1 AND 9.2, AND NOTWITHSTANDING THEIR OBLIGATIONS UNDER SECTION 9 HEREIN, THE PARTIES’ maximum aggregate total liability to EACH OTHER under this Agreement will not exceed during EACH CALENDAR YEAR the higher of (i) [**]; and (ii) [**]; provided, that, nothing in this Agreement excludes or limits A PARTY's liability for damages resulting from [**] of its OBLIGATIONS imposed under this Agreement IF SUCH [**] ARE THE RESULT OF SUCH PARTY’s [**] or [**].

9.6.Insurance.  EQ will carry, with financially sound and reputable insurers, insurance coverage (including worker’s compensation at or above the applicable statutory limits, comprehensive liability coverage with contractual liability, and professional liability/errors and omissions coverage) with respect to the conduct of its business against loss from such risks and in such amounts as is customary for well-insured companies engaged in similar businesses and sufficient to support its obligations under this Agreement. Upon the request of Akebia, EQ will provide Akebia with a Certificate of Insurance evidencing such coverage, and providing that [**] advance written notice will be given to Akebia of any material change or cancellation in coverage or limits. EQ may use self-insurance, and the use of primary and excess limits to achieve the total required limits is acceptable.

10.	Term and Termination.

10.1.Term.  This Agreement is effective on the Effective Date and will expire on the 4th anniversary of the Effective Date. Not later than the [**], the Parties shall conclude good faith negotiations on [**], as well as [**] applicable for the [**] that may be agreed by the Parties.

10.2.Akebia Termination at Will. Akebia will have the right, in its sole discretion, to terminate this Agreement for any reason upon one hundred and eighty (180) days prior written notice to EQ.

10.3.Akebia Termination for Cause.  Akebia may terminate this Agreement or any Purchase Orders if EQ fails to cure a material breach of this Agreement by EQ within [**] after receiving written notice from Akebia of such breach. Further, Akebia may terminate this Agreement or any Purchase Orders with immediate effect at any time upon written notice to EQ in the event of a material breach of this Agreement by EQ which cannot be cured (e.g., breach of confidentiality obligations under Section 8).

10.4.Termination by EQ for Cause.  EQ may terminate this Agreement or any Purchase Orders if Akebia fails to cure its material breach of this Agreement within [**] after receiving written notice from EQ of such breach. Further, EQ may terminate this Agreement or any Purchase Orders with immediate effect at any time upon written notice to Akebia in the event of a material breach of this Agreement by Akebia which cannot be cured.

10.5.Effect of Termination or Expiration.  Upon termination or expiration of this Agreement, neither EQ nor Akebia will have any further obligations under this Agreement provided, that, such termination or expiration shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such expiration or termination and, further provided, that:

(a)Except in the event of termination of the Agreement by Akebia in accordance with Section 10.3. hereof, Akebia will promptly pay to EQ: (i) the Price of any existing inventories of Product or Product in-process held by EQ that are subject to a Binding Forecast in effect at the time of such expiration or termination; (ii) the cost of any unused Manufacture Materials at the time of such termination; (iii) the cost of any unused Manufacture Materials which EQ has purchased for Manufacture of Product, acting diligently in the ordinary course of business in order to perform the Services in accordance with the current

Binding Forecast provided by Akebia, and have not yet begun such Manufacture at the time of such expiration or termination; (iv) the unamortized cost of any Equipment purchased by EQ after the Effective Date or of any other special investment made by EQ after the Effective Date, in both cases, if these have been made in connection with an accepted Purchase Order and have been agreed with Akebia in writing prior to EQ accepting such Purchase Order; (v) the costs and expenses in relation to the termination of irrevocable commitments made in connection with any Binding Forecast prior to termination; and/or (vi) the costs of terminating on-going work under any accepted Purchase Orders. At Akebia’s election in writing EQ will deliver or destroy all Product and Materials as directed by Akebia. Delivery shall be [**] and at no additional cost for Akebia, and destruction shall be at Akebia’s cost.

(b)each Recipient will promptly return to the Discloser all of Discloser’s Confidential Information (including all copies) provided to Recipient under this Agreement, except for one (1) copy which Recipient may retain solely to monitor Recipient’s surviving obligations of confidentiality and non-use and, to exercise all surviving rights under this Agreement; and

(c)the terms and conditions under Articles 6, 7, 8 and 9 and under Sections 10.5, 11.1(e), 11.3, 11.5, 11.8, 11.9, 11.10, 11.11 and 11.12 will survive any such termination or expiration.

11.	Miscellaneous.

11.1.Exclusivity and Patent Challenges.  The Parties acknowledge that Akebia and/or its Affiliates shall supply secret and substantial know-how to EQ for the purposes of this Agreement. In order to protect that know-how and without prejudice to EQ's obligations under this Agreement, EQ agrees that:

(a)during the Term of this Agreement, neither EQ nor any of its Affiliates shall use Akebia Technology, Akebia Improvements, or any other know-how of Akebia to [**];

(b)during the Term of this Agreement, in any country, neither EQ, nor any of its Affiliates shall [**];

(c)during the Term of this Agreement and for two (2) years thereafter, neither EQ nor any of its Affiliates shall (i) commence or participate in [**], or otherwise assert in writing [**]; or (ii) [**];

(d)after the Term of this Agreement and for so long as Akebia owns or controls patented rights covering the manufacture, use or sale of vadadustat or intermediates thereof in any country in the world (collectively, the "Akebia Patent Rights"), neither EQ nor any of its Affiliates shall [**]; and

(e)after the termination of this Agreement, EQ shall never use or exploit any Akebia Patent Rights while they remain patented, or Akebia Technology, Akebia Improvements, or other substantial know-how received from or on behalf of Akebia in connection with the activities performed hereunder, unless the content of such technology or improvement is publicly available, is independently developed by EQ (without using any Akebia Technology, Akebia Improvements, or other substantial know-how received from or on behalf of Akebia in connection with the activities performed hereunder) or obtained by EQ from a Third Party that has developed it independently from EQ or Akebia.

11.2.Force Majeure. Except as otherwise expressly set forth in this Agreement, neither Party will be deemed to have breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from Force Majeure. The Party affected by any Force Majeure will promptly notify the other Party, explaining the nature, details and expected duration thereof. Such Party will also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and notify the other Party of the cessation of any such event. A Party affected by Force Majeure will use commercially reasonable efforts to remedy, remove or mitigate such event and the effects thereof with all reasonable dispatch. Upon termination of the Force Majeure, the performance of any suspended obligation or duty will promptly recommence. In the event that the affected Party's failure or delay remains uncured for a period of [**], the other Party may thereafter terminate this Agreement immediately upon written notice.

11.3.Independent Contractor. EQ is an independent contractor and not an agent or employee of Akebia. EQ will not in any way represent itself to be an agent, employee, partner or joint venturer of or with Akebia, and EQ has no authority to obligate or bind Akebia by contract or otherwise.  EQ has full power and authority to determine the means, manner and method of performance of Services. EQ is responsible for, and will withhold and/or pay, any and all applicable federal, state or local taxes, payroll taxes, workers’ compensation contributions, unemployment insurance contributions, or other payroll deductions from the compensation of EQ’s employees and other EQ Personnel and no such employees or other EQ Personnel will be entitled to any benefits applicable to or available to employees of Akebia.  EQ understands and agrees that it is solely responsible for such matters and that it will indemnify Akebia and hold Akebia harmless from all claims and demands in connection with such matters.

11.4.Notices.  All notices must be in writing and sent to the address for the recipient set forth below or at such other address as the recipient may specify in writing under this procedure. All notices must be given (a) by personal delivery, with receipt acknowledged; or (b) by prepaid certified or registered mail, return receipt requested; or (c) by prepaid recognized express delivery service. This clause is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. Notices will be effective upon receipt or at a later date stated in the notice.

To Akebia:

Akebia Therapeutics, Inc.

245 First Street

Cambridge, MA 02142

Attention: Vice President, Manufacturing

cc: General Counsel

[**]

To EQ:ESTEVE QUÍMICA, S.A.

Torre ESTEVE – Pg. Zona Franca, 109

Barcelona, SPAIN, 08038

Attention: Pere Mañé, Managing Director

[**]

11.5.Assignment.  Neither Party shall have the right to assign any or all of its rights or obligations under this Agreement without the other Party's prior written consent, which consent shall not unreasonably be withheld, delayed or conditioned.

Notwithstanding the foregoing, prior written consent shall not be required in connection with a merger, reorganization, consolidation, or a sale of all or substantially all of a Party's assets or relevant business to which this Agreement relates and, the assigning Party shall cause the Third Party to assume the assigning Party’s rights and obligations hereunder. For clarity, Akebia agrees that it shall not, directly or indirectly, assign or transfer its rights to commercialize vadadustat without also assigning (to the same assignee or transferee for vadadustat) this Agreement.

The Parties agree to notify the other as soon as commercially reasonable, should any such assignment to a Third Party occur, or could potentially occur. This Agreement is binding upon, and will inure to the benefit of, the Parties and their respective successors and permitted assigns.

11.6.No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other persons.

11.7.Entire Agreement.  Except as set forth in Section 2.1.7., this Agreement, together with the attached Exhibits and any Purchase Orders accepted by the Parties as set forth in this Agreement, each of which shall be deemed incorporated into this Agreement, constitute the entire agreement between the Parties with respect to the specific subject matter of this Agreement and all prior agreements, oral or written, with respect to such subject matter are superseded, provided, however, that the provisions of such agreements intended to survive following expiration or termination shall survive in accordance with their terms.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. If there is any conflict, discrepancy or inconsistency between the terms of this Agreement and any Purchase Order the terms of this Agreement will control unless specifically stated and agreed by the Parties in the Purchase Order.

11.8.No Modification.  This Agreement may be changed only by a writing signed by authorized representatives of each Party.

11.9.Severability; Reformation.  Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part.  If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the Parties, in accordance with Applicable Law.

11.10.Dispute Resolution. If a dispute arises between the Parties relating to this Agreement, the Parties shall meet in good faith to discuss and resolve the dispute.  If the Parties cannot resolve the dispute within [**], senior management representatives of each Party will meet in good faith to resolve the dispute.  If the dispute remains unresolved after attempted resolution by senior management representatives of the Parties as described above, then each Party will be free to pursue any available remedy at law or in equity.  Each Party will bear its own legal fees and any costs incurred under this Section 11.10.  Nothing in this Section 11.10 shall be interpreted to (i) modify either Party’s termination rights in Section 10; or (ii) prohibit the Chief Executive Officer (“CEO”) of either Party from reaching out to the CEO of the other Party at any time to attempt to resolve the dispute.

11.11.Governing Law. This Agreement and any disputes arising out of or relating to this Agreement will be governed by, construed and interpreted in accordance with the laws of [**] without regard to any choice of law principle that would require the application of the law of another jurisdiction. The Parties expressly reject any application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

11.12.Jurisdiction; Venue. For any legal action or proceeding concerning the validity, interpretation or enforcement of this Agreement, or otherwise concerning matters arising out of or related to this Agreement including its performance or breach, the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts and tribunals of the of [**]. Nothing in this clause shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief, if such Party thinks this is necessary to protect its interests.

11.13.Waivers. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving Party, as applicable.

11.14.No Strict Construction; Headings; Interpretation. This Agreement has been prepared jointly and will not be strictly construed against either Party.  The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.  The words “include,” “includes” and “including” when used in this Agreement are deemed to be followed by the phrase “but not limited to”.

11.15.Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

AKEBIA THERAPEUTICS, INC.		ESTEVE QUÍMICA, S.A

By:	/s/ Jason A. Amello	By:	/s/ Pere Mañé

Print Name:	Jason A. Amello	Print Name:	Pere Mañé

Title:	SVP, Chief Financial Officer	Title:	Managing Director

Date:	9-April 2019	Date:	March 12, 2019

AKEBIA THERAPEUTICS, INC.		ESTEVE QUÍMICA, S.A

By:	/s/ John Butler	By:	/s/ Manuel Lourenço

Print Name:	John Butler	Print Name:	Manuel Lourenço

Title:	CEO	Title:	Global API Business Director

Date:	9-April 2019	Date:	March 15, 2019